Exhibit 4.1

2015 ASHLAND INC. INCENTIVE PLAN

(Amended and Restated as of July 15, 2015)

The 2015 Ashland Inc. Incentive Plan was approved by the Board of Directors on November 12, 2014, subject to the approval by the shareholders of the Company at the annual meeting on January 29, 2015 (the date of such shareholder approval being the “Effective Date”), and is amended and restated, as provided herein, as of July 15, 2015.

SECTION 1. PURPOSE

The purpose of the 2015 Ashland Inc. Incentive Plan is to promote the interests of Ashland Inc. and its shareholders by providing incentives to its directors, officers and employees. Accordingly, the Company may grant to selected officers and employees Option Awards, Stock Appreciation Rights Awards, Restricted Stock Awards, Restricted Stock Unit Awards, Incentive Awards, Performance Unit Awards and Merit Awards in an effort to attract and retain in its employ qualified individuals and to provide such individuals with incentives to continue service with the Company, devote their best efforts to the Company and improve the Company’s economic performance, thus enhancing the value of the Company for the benefit of shareholders. This Plan also provides an incentive for qualified persons, who are not officers or employees of the Company, to serve on the Board of Directors of the Company and to continue to work for the best interests of the Company by rewarding such persons with Restricted Stock Awards, Restricted Stock Unit Awards, Option Awards or Stock Appreciation Rights Awards.

SECTION 2. DEFINITIONS

“Agreement” shall mean either: (i) an agreement, either in written or electronic format, entered into by the Company and a Recipient setting forth the terms and provisions applicable to an Award granted under the Plan; or (ii) a statement, either in written or electronic format, issued by the Company to a Recipient describing the terms and provisions of such Award, which need not be signed by the Recipient.

“Award” shall mean an Option Award, a Stock Appreciation Right Award, a Restricted Stock Award, a Restricted Stock Unit Award, an Incentive Award, a Performance Unit Award or a Merit Award, in each case granted under this Plan.

“Beneficial Owner” shall have the meaning set forth in Rule 13d-3 promulgated under the Exchange Act.

“Beneficiary” shall mean the person or persons designated by a Recipient or if no designation has been made, the person or persons entitled by will or the laws of descent and distribution to receive the benefits specified under this Plan in the event of a Recipient’s death.

“Board” shall mean the Board of Directors of the Company.

“Change in Control” shall be deemed to have occurred if:

(i) there shall be consummated (A) any consolidation or merger of the Company (a “Business Combination”), other than a consolidation or merger of the Company into or with a direct or indirect wholly-owned subsidiary, as a result of which the shareholders of the Company own (directly or indirectly), immediately after the Business Combination, less than 50% of the then outstanding shares of common stock that are entitled to vote generally for the election of directors of the corporation resulting from such Business Combination, or pursuant to which shares of the Company’s Common Stock would be converted into cash, securities or other property, other than a Business Combination in which the holders of the Company’s Common Stock immediately prior to the Business Combination have substantially the same proportionate ownership of common stock of the surviving corporation immediately after the Business Combination, or (B) any sale, lease, exchange or transfer (in one transaction or a series of related transactions) of all or substantially all the assets of the Company, provided, however, that no sale, lease, exchange or other transfer of all or substantially all the assets of the Company shall be deemed to occur unless assets constituting at least 80% of the total assets of the Company are transferred pursuant to such sale, lease, exchange or other transfer;

(ii) the shareholders of the Company shall approve any plan or proposal for the liquidation or dissolution of the Company;

(iii) any Person shall become the Beneficial Owner of securities of the Company representing 20% or more of the combined voting power of the Company’s then outstanding securities ordinarily (and apart from rights accruing in special circumstances) having the right to vote in the election of directors, as a result of a tender or exchange offer, open market purchases, privately-negotiated purchases or otherwise, without the approval of the Board; or

(iv) at any time during a period of two (2) consecutive years, individuals who at the beginning of such period constituted the Board shall cease for any reason to constitute at least a majority thereof, unless the election or the nomination for election by the Company’s shareholders of each new director during such two-year period was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such two-year period.

Notwithstanding the foregoing, a “Change in Control” shall not be deemed to have occurred by virtue of (1) the consummation of any transaction or series of integrated transactions immediately following which the record holders of the Common Stock of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions, or (2) the repurchase by the Company of outstanding shares of Common Stock or other securities pursuant to a tender or exchange offer.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Committee” shall mean the P&C Committee or the G&N Committee, as applicable in accordance with Section 4 hereof.

“Common Stock” shall mean the Common Stock of the Company ($.01 par value), subject to adjustment pursuant to Section 14 hereof.

“Company” shall mean Ashland Inc. or any successor thereto.

“Credited Service” shall mean periods of employment with the Company and its Subsidiaries for which credit is given under the Company’s Adjusted Service Date policy in effect when the Employee terminates.

“Disability” shall mean, (i) in the case of a Participant, when he or she becomes unable to perform the functions required by his or her regular job due to physical or mental illness and, in connection with the grant of an Incentive Stock Option, he or she falls within the meaning of that term as provided in Section 22(e)(3) of the Code; and (ii) in the case of an Outside Director, when he or she is unable to attend to his or her duties and responsibilities as a member of the Board because of incapacity due to physical or mental illness.

“Dividend Equivalents” means the equivalent value (in cash, shares of Common Stock, shares of Restricted Stock or RSUs) of dividends that would otherwise be paid on the shares subject to an Award but that have not been issued or delivered, as described in Section 16(N).

“Effective Date” shall have the meaning given in the preamble to this Plan.

“Employee” shall mean a regular, full-time or part-time employee of the Company or any of its Subsidiaries, provided, however, that for purposes of determining whether any individual may be a Participant for purposes of any grant of ISOs, the term “Employee” shall have the meaning given to such term in Section 3401(c) of the Code.

“Exercise Price” shall mean, with respect to each share of Common Stock subject to an Option or Stock Appreciation Right, the price fixed by the Committee at which such share may be purchased from the Company pursuant to the exercise of such Option or Stock Appreciation Right.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Fair Market Value” shall mean (i) as of any date, the closing sale price per share of Common Stock as reported on the Composite Tape of the New York Stock Exchange, or if there are no sales on such day, on the next preceding trading day during which a sale occurred; (ii) with respect to an exercise of a Stock Appreciation Right, the sale price per share of Common Stock as reported on the Composite Tape of the New York Stock Exchange at the time of such exercise; and (iii) in the absence of such markets for the shares of Common Stock, the Fair Market Value shall be determined by the Committee in good faith (which determination shall, to the extent applicable, be made in a manner that complies with Section 409A of the Code), and such determination shall be conclusive and binding for all purposes.

“G&N Committee” shall mean the Governance and Nominating Committee of the Board, as from time to time constituted, or any successor committee of the Board with similar functions, or its delegate.

“Incentive Award” shall mean an Award made pursuant to Section 7 hereof, the payment of which is contingent upon the achievement of the Performance Goals for the particular Performance Period.

“Incentive Stock Option” or “ISO” shall mean an Option that is intended by the Committee to meet the requirements of Section 422 of the Code or any successor provision.

“ISO Award” shall mean an Award of an Incentive Stock Option pursuant to Section 10 hereof.

“Merit Award” shall mean an Award of Common Stock issued pursuant to Section 9 hereof.

“Nonqualified Stock Option” or “NQSO” shall mean an Option granted pursuant to this Plan which does not qualify as an Incentive Stock Option.

“NQSO Award” shall mean an Award of a Nonqualified Stock Option pursuant to Section 10 hereof.

“Option” shall mean the right to purchase Common Stock at a price to be specified and upon terms to be designated by the Committee or otherwise determined pursuant to this Plan. The Committee shall designate an Option as a Nonqualified Stock Option or an Incentive Stock Option.

“Option Award” shall mean an Award of an Option pursuant to Section 10 hereof.

“Outside Director” shall mean a director of the Company, who is not also an Employee, who is selected by the G&N Committee to receive an Award under this Plan.

“P&C Committee” shall mean the Personnel and Compensation Committee of the Board, as from time to time constituted, or any successor committee of the Board with similar functions, which shall consist of three or more members, each of whom shall be a “non-employee director” within the meaning of Rule 16b-3 issued under the Exchange Act, an “outside director” within the meaning of the regulations issued under Section 162(m) of the Code and an “independent director” within the meaning of the applicable rules of the New York Stock Exchange or any other securities exchange upon which the Company’s Common Stock is listed, or such committee’s delegate.

“Participant” shall mean an Employee who designated (whether individually or as a member of a specified group of Employees) by the P&C Committee to receive an Award under this Plan.

“Performance-Based Exception” shall mean the performance-based exception from the tax deductibility limitations of Section 162(m) of the Code.

“Performance Goals” shall mean performance goals as may be established in writing by the P&C Committee. Such goals may be absolute in their terms or measured against or in relation to other companies comparably or otherwise situated, and/or may be relative to stock market indices or such other published or special indices as the P&C Committee deems appropriate. Performance Goals may relate to the performance of the Company or one or more of its Subsidiaries, divisions, departments, units, functions, partnerships, joint ventures or minority investments, product lines or products, and/or the performance of the individual Participant. The Performance Goals applicable to any Award that is intended to qualify for the Performance-Based Exception shall be based on one or more of the following criteria (which may be measured either in the aggregate or on per share basis, and which may include or exclude items to measure specific objectives, such as losses from discontinued operations, extraordinary gains or losses, the cumulative effect of accounting changes, acquisitions or divestitures, foreign exchange impacts and any unusual, nonrecurring gain or loss):

(i) Earnings measures, including net earnings on either a LIFO, FIFO or other basis and including earnings, earnings before interest, earnings before interest and taxes, earnings before interest, taxes and depreciation or earnings before interest, taxes, depreciation and amortization;

(ii) Operating measures, including operating income, operating earnings, or operating margin;

(iii) Income or loss measures, including net income or net loss, and economic profit;

(iv) Cash flow measures, including cash flow or free cash flow;

(v) Revenue measures;

(vi) Reductions in expense measures;

(vii) Operating and maintenance, cost management, and employee productivity measures;

(viii) Company return measures, including return on assets, investments, equity, or sales;

(ix) Share price (including attainment of a specified per-share price during the performance period, growth measures, total return to shareholders or attainment of a specified price per share for a specified period of time);

(x) Strategic business criteria, consisting of one or more objectives based on meeting specified revenue, market share, market penetration, business expansion targets, project milestones, production volume levels, or cost targets;

(xi) Accomplishment of, or goals related to, mergers, acquisitions, dispositions, public offerings, or similar extraordinary business transactions; or

(xii) Achievement of business or operational goals such as market share, business development and/or customer objectives, and debt ratings; or

(xiii) Growth or rate of growth of any of the performance criteria set forth herein.

“Performance Period” shall mean the period designated by the P&C Committee during which the Performance Goals shall be measured.

“Performance Unit Award” shall mean an Award made pursuant to Section 8 hereof, the payment of which is contingent upon the achievement of the Performance Goals for the particular Performance Period.

“Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company, or (iii) an underwriter temporarily holding securities pursuant to an offering on behalf of the Company.

“Personal Representative” shall mean the person or persons who, upon the Disability or incompetence of a Recipient, shall have acquired on behalf of the Recipient by legal proceeding or otherwise the right to receive the benefits specified in this Plan.

“Plan” shall mean this 2015 Ashland Inc. Incentive Plan.

“Recipient” shall mean a Participant or an Outside Director, as appropriate.

“Restricted Period” shall mean the period during which Restricted Stock or Restricted Stock Units are subject to a substantial risk of forfeiture (based on the passage of time, the achievement of Performance Goals, or upon the occurrence of other events as determined by the Committee, in its discretion).

“Restricted Stock” shall mean those shares of Common Stock issued pursuant to a Restricted Stock Award which are subject to the restrictions, terms, and conditions set forth in the related Agreement or designated by the Committee in accordance with the Plan.

“Restricted Stock Award” shall mean an Award of Restricted Stock pursuant to Section 6 hereof.

“Restricted Stock Unit(s)” or “RSUs” shall mean units (or other Common Stock equivalents) issued pursuant to a Restricted Stock Unit Award which are valued in terms of shares of Common Stock and are subject to the restrictions, terms, and conditions set forth in the related Agreement or designated by the Committee in accordance with the Plan.

“Restricted Stock Unit Award” or “RSU Award” shall mean an Award of Restricted Stock Units pursuant to Section 6 hereof.

“Retirement” shall mean:

(i) in the case of a Participant, termination of the Participant’s employment with the Company and its Subsidiaries at any time such that the Participant has at least five (5) years of Credited Service, and one of the following also applies: (A) the sum of the Participant’s age and years of Credited Service is at least 80, or (B) the Participant is age 55 or older; and

(ii) in the case of an Outside Director, termination of the Outside Director’s service on the Board as a result of a mandatory retirement date established by the G&N Committee.

“Stock Appreciation Right” or “SAR” shall mean a right pursuant to a Stock Appreciation Right Award to be paid an amount measured by the appreciation in the Fair Market Value of shares of Common Stock from the date of grant to the time of exercise of the SAR, with payment to be made wholly in cash, wholly in shares of Common Stock or a combination thereof as specified in the Agreement or determined by the Committee. A SAR may be granted only singly and may not be granted in tandem with an Option.

“Stock Appreciation Right Award” or “SAR Award” shall mean an Award of a Stock Appreciation Right pursuant to Section 10 hereof.

“Subsidiary” shall mean a corporation, company or other entity, whether U.S. or foreign, (i) more than fifty percent (50%) of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are now or hereafter, owned or controlled, directly or indirectly, by the Company, or (ii) which does not have outstanding shares or securities (as may be the case, for example, in a partnership, limited liability company, joint venture or unincorporated association), but more than fifty percent (50%) of whose ownership interests representing the right generally to make decisions for such other entity is now or hereafter, owned or controlled, directly or indirectly, by the Company; provided, however, that for purposes of determining whether any person may be a Participant for purposes of any grant of Incentive Stock Options, the term “Subsidiary” shall have the meaning given to such term in Section 424(f) of the Code, as interpreted by the regulations thereunder and applicable law.

“Tax Date” shall mean the date the withholding tax obligation arises with respect to an Award.

SECTION 3. STOCK SUBJECT TO THIS PLAN

(A) Subject to adjustment as provided under Section 14 hereof, there will be reserved for issuance under this Plan an aggregate of 2,475,000 shares of Common Stock, any or all of which may be delivered with respect to ISO Awards. Subject to adjustment as provided under Section 14 hereof, the following limits shall apply with respect to Awards that are intended to qualify for the Performance-Based Exception: (i) the maximum aggregate number of shares of Common Stock that may be subject to Options or SARs granted in any calendar year to any one Participant shall be 500,000 shares; (ii) the maximum aggregate number of Restricted Stock Awards and shares of Common Stock issuable or deliverable under Restricted Stock Unit Awards granted in any calendar year to any one Participant shall be 100,000 shares; and (iii) the maximum aggregate number of shares of Common Stock issuable or deliverable under Performance Unit Awards granted in any calendar year to any one Participant shall be 100,000 shares of Common Stock or, in the case of Performance Unit Awards established in cash, an amount of cash equal to the Fair Market Value (as of the first day of the Performance Period) of 100,000 shares of Common Stock. The maximum aggregate number of shares of Common Stock that may be associated with any Awards made under the Plan in any calendar year to any one Outside Director shall be 5,000 shares.

(B) In the event that any Award is paid solely in cash, no shares shall be deducted from the number of shares available for issuance by reason of such Award. Shares of Common Stock subject to

Awards that are forfeited, terminated, canceled or settled without the delivery of Common Stock under the Plan will again be available for Awards under the Plan and credited toward the Plan limit as set forth in Section 3(A) hereof. Notwithstanding any other provision herein, the aggregate number of shares of Common Stock that may be issued under the Plan shall not be increased by: (i) shares of Common Stock tendered in full or partial payment of the Exercise Price of an Option, (ii) shares of Common Stock withheld by the Company or any Subsidiary to satisfy a tax withholding obligation, and (iii) shares of Common Stock that are repurchased by the Company with Option proceeds. Moreover, all shares of Common Stock covered by a SAR, to the extent that it is exercised and settled in shares, and whether or not shares are actually issued or delivered to the Recipient upon exercise of the right, shall be considered issued or delivered pursuant to the Plan for purposes of Section 3(A) hereof.

(C) Any shares of Common Stock underlying Restricted Stock Awards, Restricted Stock Unit Awards, Merit Awards, Incentive Awards, Performance Unit Awards and Dividend Equivalents (collectively, “Full-Value Awards”) that are issued or delivered under the Plan shall reduce the shares available under Section 3(A) hereof by 2.75 shares for every one share of Common Stock issued or delivered in connection with such Full-Value Award, and any shares covered by an Award, other than a Full-Value Award, shall reduce the shares of Common Stock available under the Plan by one share for every one share of Common Stock issued or delivered under such Award. Any shares of Common Stock that again become available for issuance or delivery pursuant to Section 3(B) of the Plan shall be credited toward the Plan limit as set forth in Section 3(A) hereof in the same manner as such shares were originally deducted from the aggregate Plan limit pursuant to this Section 3(C).

SECTION 4. ADMINISTRATION

The P&C Committee shall have the exclusive authority to administer this Plan; provided that the G&N Committee shall have the exclusive authority to administer this Plan with respect to Awards to Outside Directors.

In addition to any implied powers and duties that may be needed to carry out the provisions hereof, each of the P&C Committee and the G&N Committee, acting individually, shall have all the powers vested in it by the terms hereof, including exclusive authority to select the Recipients, to determine the type, size and terms of the Awards to be made to each Recipient, to determine the time when Awards will be granted, and to prescribe the form of the Agreement embodying Awards made under this Plan. The Committee shall be authorized to interpret this Plan and the Awards granted under this Plan, to establish, amend and rescind any rules and regulations relating to this Plan, to make any other determinations which it believes necessary or advisable for the administration hereof, and to correct any defect or supply any omission or reconcile any inconsistency in this Plan or in any Award in the manner and to the extent the Committee deems desirable to carry it into effect. To the extent permitted by applicable laws, the P&C Committee may, in its discretion, delegate to one or more directors or Employees any of the Committee’s authority under the Plan. The acts of any such delegates shall be treated hereunder as acts of the Committee with respect to any matters so delegated.

The Committee shall have no obligation to treat Recipients or eligible Employees or non-employee directors uniformly, and the Committee may make determinations under the Plan selectively among Recipients who receive, or Employees or directors who are eligible to receive, Awards (whether or not such Recipients or eligible Employees or directors are similarly situated). All determinations and decisions made by the Committee pursuant to the provisions of the Plan and all related orders and resolutions of the Committee shall be final, conclusive and binding on all persons, including the Company, its Subsidiaries, shareholders, Participants, Outside Directors, Employees, directors and their estates, Beneficiaries and Personal Representatives.

Notwithstanding any other provision of this Plan, the Board may reserve to itself any or all of the authority or responsibility of the Committee under the Plan or may act as the administrator of the Plan for any and all purposes. To the extent that the Board has reserved any such authority or responsibility or during any time that the Board is acting as administrator of the Plan, it shall have all the powers of the Committee hereunder, and any reference herein to the P&C Committee, the G&N Committee or the Committee (other than in this paragraph) shall include the Board. To the extent that any action of the Board under the Plan conflicts with any action of the Committee, the action of the Board shall control.

SECTION 5. ELIGIBILITY

Awards may only be granted to Participants and Outside Directors, provided that Outside Directors may not be granted ISOs, Incentive Awards, Performance Awards or Merit Awards.

SECTION 6. RESTRICTED STOCK AND RESTRICTED STOCK UNIT (RSU) AWARDS

(A) Grant. Any Recipient may receive one or more Restricted Stock Awards or RSU Awards, as the Committee shall from time to time determine.

(B) Restricted Periods.

(1) Participants. The Restricted Period for each Restricted Stock Award or RSU Award to a Participant shall be set forth in the applicable Agreement. Except as otherwise provided in an Agreement upon a termination of employment or pursuant to Section 12 in the event of a Change in Control, a Restricted Stock Award or RSU Award granted to a Participant shall have a minimum Restricted Period of (i) one year in the case of restrictions that lapse based on the achievement of Performance Goals; and (ii) three years in the case of restrictions that lapse based solely on the passage of time, which period may, at the discretion of the P&C Committee, lapse on a pro-rated, graded, or cliff basis (as specified in the Agreement); provided that in the P&C Committee’s sole discretion, no more than five percent (5%) of the shares of Common Stock available for issuance as Restricted Stock Awards or pursuant to RSU Awards under the Plan may be granted with a Restricted Period of less than three (3) years.

(2) Termination of Employment or Service. Except as otherwise provided in the Agreement or as determined by the Committee, in the event that a Restricted Stock Award or RSU Award has been made to a Recipient whose employment or service as a director is subsequently terminated for any reason prior to the lapse of all restrictions thereon, such Restricted Stock or RSU shall be forfeited in its entirety by such Recipient.

(C) Certain Restricted Stock Award Provisions.

(1) Shareholder Rights; Restrictions on Transferability. Upon the granting of a Restricted Stock Award, a Recipient shall be entitled to all rights incident to ownership of Common Stock of the Company with respect to his or her Restricted Stock, including, but not limited to, the right to vote such shares of Restricted Stock and to receive dividends thereon when, as and if paid in cash, shares of Restricted Stock or Dividend Equivalents, as set forth in the applicable Agreement or as determined by the Committee, in its discretion. Each such grant of Restricted Stock may be made without additional consideration or in consideration of a payment by such Recipient that may be less than the Fair Market Value per share of Common Stock at the date of grant. Subject to Section 16(B) hereof, Restricted Stock may not be sold, assigned, transferred, pledged, or otherwise encumbered during a Restricted Period.

(2) Restrictions; Dividends on Restricted Stock. During the Restricted Period, (a) any certificates representing the Restricted Stock shall be registered in the Recipient’s name and bear a restrictive legend to the effect that ownership of such Restricted Stock, and the enjoyment of all rights appurtenant thereto are subject to the restrictions, terms, and conditions provided in this Plan and the applicable Agreement, and (b) all uncertificated shares of Restricted Stock shall be held by the Company (or its transfer agent) in book entry form with appropriate restrictions relating to the transfer of such shares of Restricted Stock and the other terms and conditions provided in the Plan. Any such certificates shall be deposited by the Recipient with the Company, together with stock powers or other instruments of assignment, each endorsed in blank, which will permit transfer to the Company of all or any portion of the Restricted Stock which shall be forfeited in accordance with this Plan and the applicable Agreement. Restricted Stock shall constitute issued and outstanding shares of Common Stock for all corporate purposes, with the exception that: (i) the Recipient will not be entitled to delivery of any stock certificates representing such Restricted Stock until the restrictions applicable thereto shall have expired; (ii) the Company will retain custody of all shares of Restricted Stock issued as a dividend or otherwise with respect to an Award of Restricted Stock (and such issued shares of Restricted Stock shall be subject to the same restrictions, terms and conditions as are applicable to the awarded Restricted Stock) until such time, if ever, as such shares of Restricted Stock shall have become vested, and Restricted Stock shall not bear interest or be segregated in separate accounts; (iii) subject to Section 16(B) hereof, the Recipient may not sell, assign, transfer, pledge, exchange, encumber, or dispose of any Restricted Stock during the Restricted Period; and (iv) unless otherwise determined and directed by the Committee, a breach of any restrictions, terms, or conditions provided in this Plan, the applicable Agreement or established by the Committee with respect to any Restricted Stock will cause a forfeiture of such awarded Restricted Stock (including any Restricted Stock issued as a dividend or otherwise) with respect thereto. Notwithstanding anything contained in this Section 6(C)(2) to the contrary, cash dividends or other distributions with respect to Restricted Stock Awards that vest based on the achievement of Performance Goals shall be accumulated until such Award is earned, and the cash dividends or other distributions shall not be paid if the Performance Goals are not satisfied.

(D) Certain Restricted Stock Unit (RSU) Award Provisions.

(1) General. Each RSU Award shall constitute an agreement by the Company to issue or deliver shares of Common Stock or cash to the Recipient following the end of the applicable Restricted Period in consideration of the performance of services. Each such grant of Restricted Stock Units may be made without additional consideration or in consideration of a payment by such Recipient that may be less than the Fair Market Value per share of Common Stock at the date of grant.

(2) No Shareholder Rights; Dividend Equivalents. A Recipient who receives an RSU Award shall not have any rights as a shareholder with respect to the shares of Common Stock subject to such RSUs until such time, if any, that shares of Common Stock are delivered to the Recipient pursuant to the terms of the applicable Agreement. A Recipient who receives an RSU Award shall have such rights, if any, to Dividend Equivalents as shall be set forth in the applicable Agreement or as determined by the Committee, in its discretion.

(3) Payment. Unless otherwise determined by the Committee, each Agreement shall set forth the payment date for the RSU Award, which date shall not be earlier than the end of the applicable Restricted Period. Payment of earned Restricted Stock Units (and Dividend Equivalents, if applicable) may be made in one or more installments and may be made wholly in cash, wholly in shares of Common Stock or a combination thereof as determined by the Committee.

SECTION 7. INCENTIVE AWARDS

(A) Grant. Any Participant may receive one or more Incentive Awards, as the P&C Committee shall from time to time determine.

(B) Terms and Conditions.

(1) Performance Goals. No later than 120 days (90 days or such shorter period as is applicable for those Awards that are intended to qualify for the Performance-Based Exception) after the commencement of each Performance Period, the P&C Committee shall establish in writing one or more Performance Goals that must be reached by a Participant in order to receive an Incentive Award for such Performance Period. Except with respect to Awards that are intended to qualify for the Performance-Based Exception, the P&C Committee shall have the discretion to later revise the Performance Goals and the amount to be paid out upon the attainment of such goals for any reason including the reflection of promotions, transfers or other changes in a Participant’s employment so long as such changes are consistent with the Performance Goals established for other Participants in the same or similar positions. Performance Goals established for Awards that are intended to qualify for the Performance-Based Exception may only be adjusted to reduce or eliminate the amount of compensation otherwise payable upon attainment of the Performance Goals.

(2) Award Limits. The target Incentive Award shall be a fixed percentage of the Participant’s base salary paid during the year. The maximum aggregate compensation that can be paid pursuant to an Incentive Award granted in any calendar year to any one Participant shall be 6 million dollars ($6,000,000) or a number of shares of Common Stock having an aggregate Fair Market Value not in excess of such amount.

(C) Payment. Payment of Incentive Awards may be made in one or more installments and may be made wholly in cash, wholly in shares of Common Stock or a combination thereof as determined by the P&C Committee. Except as otherwise provided in the applicable Agreement, payments shall be made no later than the fifteenth day of the third month following the later of (i) the end of the tax year of the Participant in which the Performance Period ends and (ii) the end of the tax year of the Company in which the Performance Period ends.

If payment of an Incentive Award shall be made all or partially in shares of Common Stock, the number of shares of Common Stock to be delivered to a Participant on any payment date shall be determined by dividing (x) the dollar amount of such Incentive Award to be paid (or the part thereof determined by the P&C Committee to be delivered in shares) by (y) the Fair Market Value on the date the P&C Committee approves payment of the Incentive Award or such other date as the P&C Committee shall determine.

(D) Termination. Unless otherwise provided in an Agreement or determined and directed by the P&C Committee, an Incentive Award shall terminate if the Participant does not remain continuously employed and in good standing with the Company or any of its Subsidiaries until the last business day of the month immediately preceding the month in which such Incentive Award is otherwise payable. Unless otherwise provided in an Agreement or determined and directed by the P&C Committee, in the event a Participant’s employment is terminated because of death, Disability, Retirement or other employment termination event determined in the discretion of the P&C Committee, the Participant (or his or her Beneficiaries or estate) shall receive the prorated portion of the payment of an Incentive Award for which the Participant would have otherwise been eligible based upon the portion of the Performance Period during which he or she was so employed so long as the Performance Goals are subsequently achieved.

SECTION 8. PERFORMANCE UNIT AWARDS

(A) Grant. Any Participant may receive one or more Performance Unit Awards, as the P&C Committee shall from time to time determine. Each Performance Unit Award shall be established in dollars or shares of Common Stock, or a combination of both, as determined by the P&C Committee.

(B) Performance Goals. The Performance Goals and Performance Period applicable to a Performance Unit Award shall be set forth in writing by the P&C Committee no later than 120 days (90 days or such shorter period as is applicable for those Awards that are intended to qualify for the Performance-Based Exception) after the commencement of the Performance Period. Except with respect to Awards that are intended to qualify for the Performance-Based Exception, the P&C Committee shall have the discretion to later revise the Performance Goals and the amount to be paid out upon the attainment of such goals for any reason including the reflection of promotions, transfers or other changes in a Participant’s employment so long as such changes are consistent with the Performance Goals established for other Participants in the same or similar positions. Goals established for Awards that are intended to qualify for the Performance-Based Exception may only be adjusted to reduce or eliminate the amount of compensation otherwise payable upon attainment of the Performance Goals.

(C) Payment.

(1) General. The amount of payment with respect to Performance Unit Awards shall be determined by the P&C Committee and shall be based on the original amount of such Performance Unit Award (including any Dividend Equivalents with respect thereto) adjusted to reflect the attainment of the Performance Goals during the Performance Period. Payment may be made in one or more installments and may be made wholly in cash, wholly in shares of Common Stock or a combination thereof as determined by the P&C Committee. Except as otherwise provided in the applicable Agreement, payments shall be made no later than the fifteenth day of the third month following the later of (i) the end of the tax year of the Participant in which the Performance Period ends and (ii) the end of the tax year of the Company in which the Performance Period ends. Any payment may be subject to such restrictions and conditions as the P&C Committee may determine.

(2) Payment in Common Stock. If payment of a Performance Unit Award established in dollars is to be made in shares of Common Stock or partly in such shares, the number of shares of Common Stock to be delivered to a Participant on any payment date shall be determined by dividing (i) the amount payable with respect to such Performance Unit Award by (ii) the Fair Market Value of the Common Stock on the date the P&C Committee approves payment of the Performance Unit Award or on such other date as the P&C Committee shall determine.

(3) Payment in Cash. If payment of a Performance Unit Award established in shares of Common Stock is to be made in cash or partly in cash, the amount of cash to be paid to a Participant on any payment date shall be determined by multiplying (i) the number of shares of Common Stock to be paid in cash with respect to such Performance Unit Award, by (ii) the Fair Market Value of the Common Stock on the date the P&C Committee approves payment of the Performance Unit Award or on such other date as the P&C Committee shall determine.

(D) Termination. Unless otherwise provided in an Agreement or determined and directed by the P&C Committee, a Performance Unit Award (including any Dividend Equivalents with respect thereto) shall terminate for all purposes if the Participant does not remain continuously employed and in good standing with the Company or any of its Subsidiaries until the last business day of the month immediately preceding the month in which such Performance Unit Award is otherwise payable. Unless otherwise provided in an Agreement or determined and directed by the P&C Committee, a Participant (or his or her

Beneficiaries or estate) whose employment was terminated because of death, Disability, Retirement or other employment termination event determined in the discretion of the P&C Committee will receive a prorated portion of the payment of his or her Performance Unit Award (including any Dividend Equivalents with respect thereto) based upon the portion of the Performance Period during which he or she was so employed so long as the Performance Goals are subsequently achieved.

SECTION 9. MERIT AWARDS

Any Participant may receive a Merit Award under this Plan for such reasons and in such amounts as the P&C Committee may from time to time determine.

SECTION 10. OPTIONS AND SAR AWARDS

(A) Grant. Any Recipient may receive one or more Option or SAR Awards, as the Committee shall from time to time determine.

(B) Designation and Price.

(1) Any Option granted under this Plan may be granted as an Incentive Stock Option or as a Nonqualified Stock Option as shall be designated by the Committee at the time of the grant of such Option. Only Participants may be granted ISOs. Each Option and SAR shall, at the discretion of the Committee, be evidenced by an Agreement, which Agreement shall specify the designation of the Option as an ISO or a NQSO, as the case may be, and shall contain such terms and conditions as the Committee, in its sole discretion, may determine in accordance with this Plan.

(2) Every ISO shall provide for a fixed expiration date of not later than ten years from the date such ISO is granted. Every NQSO and SAR shall provide for a fixed expiration date of not later than ten years and one month from the date such NQSO or SAR is granted.

(3) The Exercise Price of Common Stock issued pursuant to each Option or SAR shall be fixed by the Committee at the time of the granting of the Option or SAR; provided, however, that such Exercise Price shall in no event ever be less than 100% of the Fair Market Value of the Common Stock on the date such Option or SAR is granted, subject to adjustment as provided in Section 14.

(C) Exercise. The Committee may, in its sole discretion, provide for Options or SARs granted under this Plan to be exercisable in whole or in part; provided, however, that no Option or SAR shall be exercisable prior to the first anniversary of the date of its grant, except as provided in Section 12 hereof or as the Committee otherwise determines in accordance with this Plan, and in no case may an Option or SAR be exercised at any time for fewer than 25 shares (or the total remaining shares covered by the Option or SAR if fewer than 25 shares) during the term of the Option or SAR. The specified number of shares of Common Stock will be issued after receipt by the Company of (i) notice from the holder thereof of the exercise of an Option or SAR, and (ii) with respect to Options, payment to the Company (as provided in subsection (D) of this Section) of the Exercise Price for the number of shares with respect to which the Option is exercised. Each such notice and payment shall be delivered or mailed to the Company at such place and in such manner as the Company may designate from time to time.

(D) Payment.

(1) Options. Except as otherwise provided in this Section 10, the Exercise Price for the Common Stock issuable pursuant to an Option shall be paid in full when the Option is exercised. Subject to such rules as the Committee may impose, the Exercise Price may be paid in whole or in part: (i) in cash; (ii) by tendering (either by actual delivery or attestation) unencumbered shares of Common Stock previously acquired by the Recipient exercising such Option having an aggregate Fair Market Value at the time of exercise equal to the total Exercise Price; (iii) by a combination of such methods of payment; or (iv) by such other consideration as shall constitute lawful consideration for the issuance of Common Stock and approved by the Committee (including, without limitation, effecting a cashless exercise of the Option with a broker).

(2) Stock Appreciation Rights. A SAR shall entitle the holder thereof, upon exercise, to surrender the SAR and receive in exchange therefore an amount equal to (i) the excess, if any, of (x) the Fair Market Value of a share of Common Stock at the time the SAR is exercised over (y) the Exercise Price specified in such SAR, (ii) multiplied by the number of shares of Common Stock covered by such

SAR, or portion thereof, which is so surrendered. Such amount shall be paid to the holder in shares of Common Stock the number of which shall be determined by dividing such amount by the Fair Market Value of the Common Stock at the time the holder makes an effective exercise of the right to receive such amount; provided that, subject to Section 15 hereof, the exercise of any SAR may be settled wholly in cash or a combination of cash and shares of Common Stock as set forth in the Agreement or as determined by the Committee.

(E) Expiration or Termination of Awards.

(1) Participants.

(a) Except as otherwise provided in the Agreement or as determined by the P&C Committee, and subject to the provisions of Section 12(A) hereof, every Option and SAR granted to a Participant shall provide that it may not be exercised in whole or in part for a period of one year after the date of granting such Option or SAR (unless otherwise determined by the P&C Committee) and if the employment of the Participant shall terminate prior to the end of such one year period (or such other period determined by the P&C Committee), the Option or SAR granted to such Participant shall immediately terminate.

(b) Except as otherwise provided in the Agreement or as determined by the P&C Committee, in the event the Participant dies (i) while employed, (ii) during the periods in which Options or SARs may be exercised by a Participant determined to be Disabled, or (iii) after Retirement, such Option or SAR shall be exercisable, at any time or from time to time, prior to the fixed termination date set forth in the Option or SAR, by the Beneficiaries of the decedent for the number of shares which the Participant could have acquired under the Option or SAR immediately prior to the Participant’s death.

(c) Except as otherwise provided in the Agreement or as determined by the P&C Committee, in the event the employment of any Participant shall cease by reason of Disability, as determined by the P&C Committee at any time during the term of the Option or SAR, such Option or SAR shall be exercisable, at any time or from time to time, prior to the fixed termination date set forth in the Option or SAR, by such Participant or his or her Personal Representative for the number of shares which the Participant could have acquired under the Option or SAR immediately prior to the Participant’s Disability. The determination by the P&C Committee of any question involving Disability of a Participant shall be conclusive and binding.

(d) Except as otherwise provided in the Agreement or as determined by the P&C Committee, in the event the employment of any Participant shall cease by reason of Retirement, such Option or SAR shall be exercisable, at any time or from time to time, prior to the fixed termination date set forth in the Option or SAR, for the number of shares which the Participant could have acquired under the Option or SAR immediately prior to such Retirement.

(e) Notwithstanding any provision of this Plan to the contrary, any Option or SAR may, in the discretion of the P&C Committee or as provided in the relevant Agreement, become exercisable, at any time or from time to time, prior to the fixed termination date set forth in the Option or SAR, for the full number of awarded shares or any part thereof, less such number as may have been theretofore acquired under the Option or SAR from and after the time the Participant ceases to be an Employee as a result of the sale or other disposition by the Company or any of its Subsidiaries of assets or property (including shares of any Subsidiary) in respect of which such Participant had theretofore been employed or as a result of which such Participant’s continued employment is no longer required.

(f) Except as provided in subsections (b), (c), (d) and (e) of this Section 10(E)(1) and Section 12(A) and Section 16(H) hereof, every Option and SAR shall terminate on the earlier to occur of the fixed termination date set forth in the Option or SAR or thirty (30) days after cessation of the Participant’s employment for any cause in respect of the number of shares of Common Stock which the Participant could have acquired under the Option or SAR immediately prior to such cessation of employment; provided, however, that no Option or SAR may be exercised after the fixed termination date set forth in the Option or SAR.

(2) Outside Directors.

(a) Except as otherwise provided in the Agreement or as determined by the G&N Committee, and subject to the provisions of Section 12(A) hereof, every Option and SAR granted to an Outside Director shall provide that it may not be exercised in whole or in part for a period of one year after the date of granting such Option or SAR (unless otherwise determined by the G&N Committee) and if the service of the Outside Director shall terminate prior to the end of such one year period (or such other period determined by the G&N Committee), the Option or SAR granted to such Outside Director shall immediately terminate.

(b) Except as otherwise provided in the Agreement or as determined by the G&N Committee, in the event the service of any Outside Director as a director of the Company ceases by reason of Retirement, death or Disability, then any unexercised Options or SARs granted to such Outside Director shall be exercisable, at any time or from time to time, prior to the fixed termination date set forth in the Option or SAR, by such Outside Director, his or her Personal Representative or his or her Beneficiaries for the number of shares which the Outside Director could have acquired under the Option or SAR immediately prior to the Outside Director’s Retirement, death or Disability, as applicable. The determination by the G&N Committee of any question involving Disability of an Outside Director shall be conclusive and binding.

SECTION 11. CONTINUED EMPLOYMENT

Nothing in this Plan, or in any Award granted pursuant to this Plan, shall confer on any individual any right to continue in the employment of, or service (as an Outside Director or otherwise) to, the Company or any of its Subsidiaries or interfere in any way with the right of the Company or any of its Subsidiaries to terminate the Participant’s employment at any time.

SECTION 12. CHANGE IN CONTROL

(A) Treatment of Awards. The following provisions of this Section 12(A) shall govern the treatment of Awards in the event of a Change in Control, except to the extent otherwise provided in an applicable Agreement. By way of illustration (and not in limitation) of the foregoing, an Agreement may provide, notwithstanding the following provisions of this Section 12(A), that an Award will remain subject to its original vesting schedule and other terms and conditions following a Change in Control and/or will become vested in the event of the termination of the Participant’s employment by the Company or a Subsidiary without “cause” within a specified period following a Change in Control.

(1) Restricted Stock and RSU Awards. Upon a Change in Control, there shall be an acceleration of any Restricted Period relating to any Restricted Stock Award or any RSU Award and such Awards shall be free of all other restrictions for the full number of awarded shares or RSUs less such number as may have been theretofore acquired under the Restricted Stock Award or RSU Award.

(2) Incentive Awards. Upon a Change in Control, there shall be an acceleration of any Performance Period relating to any Incentive Award, and payment of any Incentive Award shall be made in cash within 30 days after such Change in Control based upon achievement of the Performance Goals applicable to such Award up to the date of the Change in Control. Further, the Company’s obligation with respect to such Incentive Award shall be assumed, or new obligations substituted therefor, by the acquiring or surviving corporation after such Change in Control. In addition, prior to the date of such Change in Control, the P&C Committee, in its sole judgment, may make adjustments to any Incentive Award as may be appropriate to reflect such Change in Control; provided that, unless otherwise determined by the P&C Committee, any such adjustment that is made with respect to an Incentive Award that is intended to qualify for the Performance-Based Exception shall be made at such times and in such manner as will not cause such Incentive Award to fail to qualify under the Performance-Based Exception.

(3) Performance Unit Awards. Upon a Change in Control, there shall be an acceleration of any Performance Period relating to any Performance Unit Award, and payment of any Performance Unit Award shall be made in cash within 30 days after such Change in Control (or such other time as required in order to comply with Section 409A of the Code and as set forth in the Agreement) based upon achievement of the Performance Goals applicable to such Performance Unit Award up to the date of the Change in Control. If such Performance Unit Award was established in shares of Common Stock, the amount of cash to be paid to a Participant with respect to the Performance Unit Award shall be determined by multiplying (x) the number of shares of Common Stock relating to such Performance Unit Award, by (y) the Fair Market Value of the Common Stock on the date of the Change in Control. Further, the Company’s obligation with respect to such Performance Unit Award shall be assumed, or new obligations substituted therefor, by the acquiring or surviving corporation after such Change in Control. In addition, prior to the date of such Change in Control, the P&C Committee, in its sole judgment, may make adjustments to any Performance Unit Award as may be appropriate to reflect such Change in Control; provided that, unless otherwise determined by the P&C Committee, any such adjustment that is made with respect to a Performance Unit Award that is intended to qualify for the Performance-Based Exception shall be made at such times and in such manner as will not cause such Performance Unit Award to fail to qualify under the Performance-Based Exception.

(4) Option and SAR Awards. Upon a Change in Control, any Option Award or SAR Award shall become immediately exercisable for the full number of awarded shares or any part thereof, less such numbers as may have been theretofore acquired under the Option Award or SAR Award from and after the date of such Change in Control.

(B) Cash-out of Awards. In connection with a Change in Control, the Committee may, in its sole discretion and without the consent of the affected Recipient, either by the terms of the Agreement applicable to any Award or by resolution adopted prior to the occurrence of the Change in Control, provide that any outstanding Award (or a portion thereof) shall, upon the occurrence of such Change in Control, be cancelled in exchange for a payment in cash in an amount based on the Fair Market Value of the shares of Common Stock subject to the Award (less any Exercise Price), which amount may be zero (0) if applicable.

SECTION 13. WITHHOLDING TAXES

Federal, state, local, foreign or other law may require the withholding of taxes applicable to gains resulting from the payment or vesting of an Award. Unless otherwise prohibited by the P&C Committee, the Company may permit or require (subject to such conditions or procedures as may be established by the Committee) any such tax withholding obligation of a Recipient to be satisfied by any of the following means, or by a combination of such means: (i) a cash payment from Recipient; (ii) withholding from the shares of Common Stock otherwise issuable to the Recipient pursuant to the vesting or exercise of an Award a number of shares of Common Stock having a Fair Market Value, as of the Tax Date, which will satisfy the minimum amount of the withholding tax obligation; or (iii) having the Recipient deliver to the Company a number of shares of Common Stock having a Fair Market Value as of the Tax Date which will satisfy the minimum amount of the withholding tax obligation arising from the vesting or exercise of an Award. If the payment specified in clause (i) or (iii) of the preceding sentence is not paid by a Recipient, the P&C Committee may refuse to issue Common Stock under this Plan.

SECTION 14. ADJUSTMENTS UPON CHANGES IN CAPITALIZATION

In the event of any change in the outstanding Common Stock of the Company by reason of any stock split, stock dividend, recapitalization, merger, consolidation, reorganization, combination, or exchange of shares, split-up, split-off, spin-off, liquidation or other similar change in capitalization, or any distribution to common shareholders other than normal cash dividends, the number or kind of shares that may be issued under this Plan pursuant to Section 3 hereof and the number or kind of shares subject to, or the price per share under any outstanding Award shall be automatically adjusted so that the proportionate interest of the Recipient shall be maintained as before the occurrence of such event. Such adjustment shall be conclusive and binding for all purposes hereof. Notwithstanding the foregoing, the Committee shall not make any adjustment pursuant to this Section 14 that would (i) cause any Option intended to qualify as an ISO to fail to so qualify; (ii) cause an Award that is otherwise exempt from Section 409A of the Code to become subject to Section 409A; or (iii) cause an Award that is subject to Section 409A of the Code to fail to satisfy the requirements of Section 409A.

SECTION 15. AMENDMENT AND TERMINATION

The Board may amend, alter, suspend or terminate this Plan in whole or in part and at any time; provided, however, that no alteration or amendment that requires shareholder approval in order for the Plan to continue to comply with the New York Stock Exchange rules or any rule promulgated by the Securities and Exchange Commission or any other securities exchange on which shares of Common Stock are listed or any other applicable laws shall be effective unless such amendment shall be approved by the requisite vote of shareholders of the Company entitled to vote thereon within the time period required under such applicable listing standard or rule.

Except for adjustments made pursuant to Section 14 hereof, the Board or the Committee will not, without the further approval of the shareholders of the Company, authorize the amendment of any outstanding Option or SAR to reduce the Exercise Price. No Option or SAR will be cancelled and replaced with Awards having a lower Exercise Price or for another Award, or for cash without further approval of the shareholders of the Company, except as provided in Sections 12 or 14 hereof. Furthermore, no Option or SAR will provide for the payment, at the time of exercise, of a cash bonus or grant or sale of another Award without further approval of the shareholders of the Company. This Section 15 is intended to prohibit the repricing of “underwater” Options or SARs without shareholder approval and will not be construed to prohibit the adjustments provided for in Sections 12 or 14 hereof.

Termination of this Plan shall not affect any Awards made hereunder which are outstanding on the date of termination and such Awards shall continue to be subject to the terms of this Plan notwithstanding its termination. Except as otherwise provided pursuant to this Plan, no amendment, suspension, or modification of this Plan or an Agreement shall adversely affect in any material way any Award previously granted under the Plan, without the written consent of the Recipient holding such Award; provided that the Committee may modify an ISO held by a Participant to disqualify such Option from treatment as an “incentive stock option” under Section 422 of the Code without the Participant’s consent.

SECTION 16. MISCELLANEOUS PROVISIONS

(A) Rights to Awards. No Recipient or other person shall have any claim or right to be granted an Award under this Plan.

(B) Assignment and Transfer. A Recipient’s rights and interests under this Plan (including any Awards granted hereunder) may not be assigned or transferred in whole or in part, either directly or by operation of law or otherwise (except in the event of a Recipient’s death, by will or the laws of descent and distribution), including, but not by way of limitation, execution, levy, garnishment, attachment, pledge, bankruptcy or in any other manner, and no such rights or interests of any Recipient in this Plan shall be subject to any obligation or liability of such individual; provided, however, that a Recipient’s rights and interests under this Plan (including any Awards granted hereunder) may, subject to the discretion and direction of the Committee, be made transferable by such Recipient during his or her lifetime. Except as specified in Section 6 hereof, the holder of an Award shall have none of the rights of a shareholder until the shares subject thereto shall have been registered in the name of the person receiving or person or persons exercising the Award on the transfer books of the Company.

(C) Compliance with Legal and Exchange Requirements. The Plan, the granting and exercising of Awards hereunder, the issuance of Common Stock and other interests hereunder, and the other obligations of the Company under the Plan and any Agreement pursuant to the Plan, shall be subject to all applicable United States federal and state laws, rules and regulations, the applicable laws, rules and regulations of any other country or jurisdiction, and to such approvals by any regulatory or governmental agency as may be required. The Company or the Committee, in their respective discretion, may postpone the granting and exercising of Awards, the issuance or delivery of Common Stock under any Award or any other action permitted under the Plan to permit the Company, with reasonable diligence, to complete such stock exchange listing or registration or qualification of such Common Stock or other required action under any federal or state law, rule, or regulation and may require any Recipient to make such representations and furnish such information as the Committee may consider appropriate in connection with the issuance or delivery of Common Stock in compliance with applicable laws, rules, and regulations. The Company shall not be obligated by virtue of any provision of the Plan to recognize the exercise of any Award or to otherwise sell or issue Common Stock in violation of any such laws, rules, or regulations; and any postponement of the exercise or settlement of any Award under this provision shall not extend the term of such Awards, and neither the Company nor any of its Subsidiaries, directors or officers shall have any obligations or liability to any Recipient with respect to any Award (or Common Stock issuable thereunder) that shall lapse because of such postponement.

(D) Ratification and Consent. By accepting any Award under this Plan, each Recipient and each Personal Representative or Beneficiary claiming under or through him or her shall be conclusively deemed to have indicated his or her acceptance and ratification of, and consent to, any action taken under this Plan by the Company or any of its Subsidiaries, the Board, or the Committee.

(E) Additional Compensation. Nothing contained in this Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to shareholder approval if such approval is required.

(F) Grant Date. Each Recipient shall be deemed to have been granted any Award on the date the Committee took action to grant such Award under this Plan or such date as the Committee in its sole discretion shall determine at the time such Award is authorized. The grant date shall not be earlier than the date of the resolution and action therein by the Committee.

(G) Fractional Shares. No fractional shares shall be issued or delivered pursuant to this Plan or any Award. The Committee shall determine whether cash, other Awards, or other property shall be issued or paid in lieu of fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

(H) Forfeiture Provision. Unless the Agreement specifies otherwise, the Committee may, in its discretion, require a Recipient to forfeit all unexercised, unearned, unvested or unpaid Awards if:

(1) the Recipient, without written consent of the Company, engages directly or indirectly in any manner or capacity as principal, agent, partner, officer, director, employee or otherwise in any business or activity competitive with the business conducted by the Company or any of its Subsidiaries, as determined by the Committee;

(2) the Recipient performs any act or engages in any activity that is detrimental to the best interests of the Company or any of its Subsidiaries, as determined by the Committee; or

(3) the Recipient breaches any agreement or covenant with, or obligation or duty to, the Company or any Subsidiary, including without limitation, any non-competition agreement, non-solicitation agreement, confidentiality or non-disclosure agreement, or assignment of inventions or ownership of works agreement, as determined by the Committee.

(I) Compensation Recovery Policy. Each Award granted to a Participant under the Plan shall be subject to forfeiture or repayment pursuant to the terms of any applicable compensation recovery policy adopted by the Company as in effect from time to time, including any such policy that may be adopted or amended to comply with the Dodd-Frank Wall Street Reform and Consumer Protection Act or any rules or regulations issued by the Securities and Exchange Commission or applicable securities exchange.

(J) Severability. The validity, legality, or enforceability of the Plan will not be affected even if one or more of the provisions of this Plan shall be held to be invalid, illegal, or unenforceable in any respect.

(K) Section 409A. Awards granted under the Plan shall be designed and administered in such a manner that they are either exempt from the application of, or comply with, the requirements of Section 409A of the Code. To the extent that the Committee determines that any award granted under the Plan is subject to Section 409A of the Code, the Agreement shall incorporate the terms and conditions necessary to avoid the imposition of an additional tax under Section 409A of the Code upon a Recipient. Notwithstanding any other provision of the Plan or any Agreement (unless the Agreement provides otherwise with specific reference to this Section): (i) an Award shall not be granted, deferred, accelerated, extended, paid out, settled, substituted or modified under the Plan in a manner that would result in the imposition of an additional tax under Section 409A of the Code upon a Recipient; and (ii) if an Award is subject to Section 409A of the Code, and if the Recipient holding the Award is a “specified employee” (as defined in Section 409A of the Code, with such classification to be determined in accordance with the methodology established by the Company), no distribution or payment of any amount under the Award shall be made before a date that is six (6) months following the date of such Recipient’s “separation from service” (as defined in Section 409A of the Code) or, if earlier, the date of the Recipient’s death. Although the Company intends to administer the Plan so that Awards will be exempt from, or will comply with, the requirements of Section 409A of the Code, the Company does not warrant that any Award under the Plan will qualify for favorable tax treatment under Section 409A of the Code or any other provision of federal, state, local, or non-United States law. The Company shall not be liable to any Recipient for any tax, interest, or penalties a Recipient might owe as a result of the grant, holding, vesting, exercise, or payment of any Award under the Plan.

(L) Awards to Participants Outside the United States. Notwithstanding any provision of this Plan to the contrary, in order to comply with the laws in other countries in which the Company and its Subsidiaries operate or have Employees or otherwise to foster and promote achievement of the purposes of this Plan, the P&C Committee, in its sole discretion, shall have the power and authority, without any amendment to the Plan, to: (i) determine which non-United States Subsidiaries shall be covered by this Plan; (ii) determine which foreign nationals and Employees outside the United States are eligible to participate in this Plan; (iii) modify the terms and conditions of any Award granted to Participants who are foreign nationals, who are employed outside the United States or who are otherwise subject to the laws of one or more non-United States jurisdictions; (iv) grant Awards to Participants who are foreign nationals, who are employed outside the United States or who are otherwise subject to the laws of one or more non-U.S. jurisdictions, on such terms and conditions different from those specified in the Plan; (v) modify exercise procedures and other terms and procedures with respect to such Participants, to the extent such actions may be necessary or advisable; and (vi) take any action, before or after an Award is made, that it deems necessary or advisable to obtain approval or comply with any local government regulatory exemptions, approvals or requirements.

Notwithstanding the above, the P&C Committee may not take any actions hereunder, and no Awards shall be granted that would violate any applicable law.

(M) Headings. The headings in this Plan are inserted for convenience only and shall not affect the interpretation hereof.

(N) Dividend Equivalents. At the discretion of the Committee, Awards granted pursuant to the Plan may provide Recipients with the right to receive Dividend Equivalents, which may be paid currently or credited to an account for the Recipients, and may be settled in cash and/or shares of Common Stock, as determined by the Committee in its sole discretion, subject in each case to such terms and conditions as the Committee shall establish. No Dividend Equivalents shall relate to shares underlying an Option or SAR unless such Dividend Equivalent rights are explicitly set forth as a separate arrangement and do not cause any such Option or SAR to be subject to Section 409A of the Code. Notwithstanding anything contained in this Plan to the contrary, Dividend Equivalents with respect to Restricted Stock Unit Awards, Incentive Awards, Performance Unit Awards and Merit Awards that vest based on the achievement of Performance Goals shall be accumulated until such Award is earned, and the Dividend Equivalents shall not be paid if the Performance Goals are not satisfied.

(O) Deferrals. Except with respect to Options and SARs, the Committee may permit Recipients to elect to defer the issuance or delivery of shares of Common Stock or the settlement of Awards in cash under the Plan pursuant to such rules, procedures or programs as it may establish for purposes of the Plan. The Committee also may provide that deferred issuances and settlements include the payment or crediting of Dividend Equivalents or interest on the deferral amounts. All elections and deferrals permitted under this provision shall comply with Section 409A of the Code, including setting forth the time and manner of the election (including a compliant time and form of payment), the date on which the election is irrevocable, and whether the election can be changed until the date it is irrevocable.

(P) Successors. All obligations of the Company under the Plan and with respect to Awards shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or other event, or a sale or disposition of all or substantially all of the business and/or assets of the Company and references to the “Company” herein and in any Agreements shall be deemed to refer to such successors.

SECTION 17. EFFECTIVENESS OF THIS PLAN

This Plan shall be submitted to the shareholders of the Company for their approval on January 29, 2015, or such other date fixed for the next meeting of shareholders or any adjournment or postponement thereof. This Plan will be effective as of the Effective Date. No Award may be granted under the Plan after January 28, 2025, or such earlier date as the Board shall determine. The Plan will remain in effect with respect to outstanding Awards until no Awards remain outstanding.

SECTION 18. GOVERNING LAW

The provisions of this Plan shall be interpreted and construed in accordance with the laws of the Commonwealth of Kentucky.